EXHIBIT 23.9
CONSENT OF ENGINEER
December 21, 2009
Nippon Mining Holdings, Inc.
10-1, Toranomon 2-Chome,
Minato-ku,
Tokyo 105-0001
Japan
Ladies and Gentlemen:
Re: Minera Los Pelambres
     I, Murray Canfield, do hereby consent to the use of my name in Nippon Mining’s Registration Statement filed on Form F-4, and any amendments thereto, and to extracts from or a summary of technical reports prepared by me in written disclosure contained in the Nippon Mining’s Registration Statement on Form F-4 and any amendments thereto, or any other documents incorporated by reference therein.
     I also hereby expressly consent to the filing of this consent with the United States Securities and Exchange Commission as part of the Nippon Mining’s Registration Statement on Form F-4 filed and any amendments thereto.
Very truly yours,
By:

/s/ Murray Canfield Murray Canfield, P.Eng.
Registered Professional Engineer
Ontario, Canada
#90395120